CONTRACTUAL FEE/EXPENSE WAIVER AGREEMENT
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      Agreement effective as of the 27th day of October 2008 by and between the
Turner Funds, a Massachusetts business trust (the "Trust"), and Turner Investment Partners, Inc., a Pennsylvania corporation ("TIP").

      TIP hereby agrees to limit the net total operating expenses at the levels indicated through October 31, 2009 for each of the following Funds:

      Fund:                                      Net Total Operating Expenses
      -----                                      ----------------------------
      Turner International Core Growth Fund
         Investor Class                          1.35%
      Turner Quantitative Large Cap Value Fund
         Investor Class                          0.94%

      This Agreement shall be renewable at the end of each term for an additional one year term upon the written agreement of the parties hereto.

      IN WITNESS WHEREOF, intending to be legally bound hereby, the parties hereto have caused this Agreement to be executed by their officers designated below effective as of the day and year first above written.

TURNER FUNDS                             TURNER INVESTMENT PARTNERS, INC.

By: /s/ Thomas R. Trala                        By: /s/ Brian F. McNally
    --------------------------------               ----------------------------
               Signature                                    Signature

Name: Thomas R. Trala                          Name: Brian F. McNally
      ------------------------------                 --------------------------
               Printed                                      Printed

Title: President and Chief Executive Officer   Title: General Counsel and Chief
                                                      Compliance Officer